Exhibit 10.2

AMENDED MANAGEMENT SUPPORT AND MARKETING AGREEMENT

This AMENDED MANAGEMENT SUPPORT AND MARKETING AGREEMENT (“Agreement,”) amends the Management Support and Marketing Agreement, which originally became effective on October 1, 2008, and is entered into and effective as of the 1st day of October, 2008 (notwithstanding the date of actual execution) by and between OTTO REGENT LIMITED, (“OTTO”), and SINO BOND INC., LIMITED (“SBI”) as a wholly owned subsidiary and agent of DYNACQ HEALTHCARE, INC. and as an affiliate and agent of DYNACQ HUAI BEI HEALTHCARE, INC. (collectively referred to herein as “DYNACQ”).

WITNESSETH:

WHEREAS, OTTO is a duly and validly existing corporation that has been organized for the purpose of providing investment opportunities and management support and marketing services for medical and related healthcare providers (“Healthcare Services”) to the general public in the nation of China;

WHEREAS, SBI enters into this Agreement on behalf of DYNACQ for the provision of Healthcare Services by DYNACQ subsidiaries and affiliates in China and Southeast Asia.

WHEREAS, DYNACQ is engaged in faciliating management and related items and services to physicians, professional associations, and other professional healthcare entities and in faciliating the provision of Healthcare Services to individuals in the nation of China;

WHEREAS, SBI desires and intends to facilitate such management, administrative, and business services, and the provision of Healthcare Services on behalf of DYNACQ in China and Southeast Asia, and OTTO is capable of assisting SBI in providing, all such management, administrative, and business services; and

WHEREAS, SBI and OTTO mutually desire an arrangement that:

(1)	ensures consistency of service, quality of care, and safety of DYNACQ’s patients;

(2)	facilitates effective utilization of Healthcare Services;

(3)	ensures consistent and customary patterns for the provision of Healthcare Services;

(4)	facilitate the establishment and maintenance of a public image of excellence and high quality for DYNACQ, all for the benefit of those persons seeking Healthcare Services as patients of DYNACQ.

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the parties agree as follows:

Covenants and Conditions Regarding Management and Advertising:

1.1.	OTTO agrees that it has the primary responsibility for the marketing of the facilities, including but not limited to the following:

(a)	recruitment of physicians to use and otherwise employ the services of the hospital;

(b)	general efforts to improve the reputation and market the benefits of DYNACQ; and

(c)	creation and publication of multi-media advertising (subject to advance SBI approval).

1.2 SBI agrees to pay a minimum of Seventy-five Thousand Dollars ($75,000) and a maximum of Two Hundred Fifty Thousand Dollars ($250,000.00) a month at SBI’s discretion to be used for adverstising and to pay fees and expenses of OTTO. OTTO and SBI agree that these funds will be deposited in an account to be managed and controlled solely by OTTO. From these funds, OTTO agrees to expend at least Eighty-Three Percent (83%) of the amount paid by SBI monthly, directly on advertising and the general marketing of DYNACQ, and the associated services of its healthcare facilities in China. Further, OTTO will provide to SBI a written report of these expenditures quarterly, with said report being due not later than thirty (30) days after the end of each respective quarter.

1.3 Management and Clerical Personnel. OTTO shall employ or otherwise retain, and shall be responsible for selecting, training, supervising, scheduling, and terminating, all management and clerical personnel as OTTO deems reasonably necessary and appropriate in the performance of its duties and obligations under this Agreement. OTTO shall have sole responsibility for determining the salaries, wages, and fringe benefits of all such management and clerical personnel, for paying such salaries and wages, and for providing such fringe benefits, and for withholding as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement.

1.4 Indemnification by OTTO. OTTO shall indemnify and hold SBI harmless from and against any and all liability losses, damages, claims, causes of action, and expenses, including, without limitation, reasonable attorney’s fees and associated costs, associated with or resulting, directly or indirectly, from any act or omission of OTTO, its employees, agents, or independent contractors in or about the DYNACQ’s facilities during the Term. To be entitled to such indemnification, SBI shall give OTTO prompt written notice of the assertion by a third party of any claim with respect to which SBI might bring a claim for indemnification hereunder, and in all events must provide such written notice to OTTO within the applicable period for defense of such claim by OTTO. OTTO shall, at its own expense, have the right to defend and litigate any such third-party claim.

2.1 Organization and Existence. SBI is a Hong Kong corporation duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite legal and corporate power to carry on its business as now conducted and to enter into and perform this Agreement.

2.2 Compliance with Laws. SBI is in compliance in all material respects with all applicable foreign, federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including, without limitation, those imposing taxes, in every applicable jurisdiction in respect of the ownership of SBI properties and conduct of SBI’s business.

2.3 Brokers. SBI in not a party to or in any way obligated under any contract or other agreement for, and there are no outstanding claims against SBI for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

2.4 SBI’s Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by SBI has been duly authorized and approved by the Board of Directors and no further corporate action is necessary on the part of SBI to make this Agreement valid and binding upon SBI in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by SBI will result in a violation or breach of any term or provision under the Articles of Incorporation or Bylaws of SBI or constitute a default or breach of, or accelerate the performance required under, any indenture, mortgage, deed of trust or other contract or agreement to which SBI is a party or by which it or any of its respective assets are bound or governmental body.

3.1 Organization and Existence. OTTO is a Hong Kong corporation duly organized pursuant to the laws of Hong Kong and in good standing, and has all requisite legal power to enter into and perform this Agreement.

3.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement has been duly authorized, and no further action is necessary on the part of OTTO to make this Agreement valid and binding upon OTTO in accordance of its terms. Neither the execution, delivery nor performance of this Agreement by OTTO will result in a violation or breach of any term or provision or constitute a default or breach of, or accelerate the performance required under any other contract or agreement to which OTTO is a party or by which it or its properties are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

3.3 Brokers. OTTO is not a party to or in any way obligated under any contract or agreement for, and there are no outstanding claims against OTTO for the payment of a broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement.

4.1 Confidential Information. OTTO acknowledges that in the course of the performance of this Agreement, it has had and will continue to have access to certain know-how, formulae, processes, data, proprietary information, supplier and patient records and information and other confidential knowledge and trade secrets of SBI and DYNACQ’s business and operations. OTTO understands that all such information is confidential and has been or will be conceived or learned by OTTO in confidence, and agrees not to reveal any such information to any third person for any reason or under any circumstances. OTTO further agrees that it will at no time use any such information for the purpose of competing with or assisting others in competing with the business of DYNACQ, or for any purpose which may be harmful or detrimental to the business or interests of DYNACQ. The restrictions in this section shall not apply and shall not prohibit the use or disclosure of such confidential information (i) to the extent required by law or court order, or other administrative order in any litigation, arbitration, or similar proceeding; (ii) to the extent such information becomes publicly available other than through a breach of this section; or (iii) to the extent such information would become necessary to support any claim arising between the parties; or (iv) with the written agreement of SBI. The parties agrees that any remedy at law for actual or threatened breach of the provisions of this section would be inadequate and that SBI shall be entitled to specific performance thereof or injunctive relief by temporary or permanent injunction or such other appropriate judicial remedy, writ or order as may be entered by a court of competent jurisdiction. Any such remedy shall be in addition to any damages which SBI may be legally entitled to recover as a result of any breach by the other party of the provisions of this section, and OTTO hereby waives any requirement for the securing or posting of any bond in connection with obtaining any such injunctive or other equitable relief.

5.1 Initial and Renewal Terms. The term of this Agreement will be for three (3) years commencing as of October 1, 2008, and expiring as of September 30, 2011, unless and until terminated as provided hereinafter (“the Term”). SBI is hereby granted and shall, if not at the time in default under this Agreement, have at its sole discretion, an option to extend the term of this Agreement for two (2) years under the same terms contained herein. This option shall be exercised only by SBI’s delivering to OTTO before the termination of the original Term written notice of SBI’s election to extend the Term of this Agreement as provided herein

5.2 Termination by SBI. SBI may terminate this Agreement upon thirty (30) days written notice to OTTO.

5.3 Termination by OTTO. OTTO may terminate this Agreement upon the occurrence of the dissolution of SBI, or if SBI fails to pay OTTO the advertising dollars as provided for in sec. 1.2 of this Agreement within thirty (30) days of the date such amounts are due.

5.4 Termination by Agreement. In the event OTTO and SBI shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

5.5 Bankruptcy. In the event that either party become insolvent, or if any petition under federal or state law pertaining to bankruptcy or insolvency or for a reorganization or arrangement or other relief from creditors shall be filed by or against either party, or if any assignment, trust, mortgage, or other transfer shall be made of all or a substantial part of the property of either party, or if either party shall make or offer a composition in its debts with its creditors, or if a receiver, trustee, or similar officer or creditor’s committee shall be appointed to take charge of any property of or to operate or wind up the affairs of either party, then the other party may, by written notice, as specified herein, immediately terminate this Agreement.

5.6 Default. In the event either party shall give written notice to the other that such other party has substantially defaulted in the performance of any material duty or material obligation imposed upon it by this Agreement, and such default shall not have been cured within thirty (30) days following the giving of such written notice, the party giving such written notice shall have the right to immediately terminate this Agreement unless the defaulting party shall, within said thirty (30) day period, have made a good faith effort to initiate corrective action and it is contemplated that such corrective action will be completed within the following thirty (30) day period.

5.7 Effects of Termination. Upon termination of this Agreement, as hereinabove provided, neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of termination, and (ii) obligations, promises, or covenants set forth herein that are expressly made to extend beyond the Term, including, without limitation, indemnities, and payment of accrued advertising dollars, if any.

6.1 Independent Relationship. It is mutually understood and agreed that OTTO and SBI, in performing their respective duties and obligations under this Agreement, are at all times acting and performing as independent contractors with respect to each other, and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship or a joint venture relationship, or to allow SBI to exercise control or direction of any nature, kind, or description over the manner or method by which OTTO performs its duties.

6.2. OTTO Representative. Except as may be herein more specifically provided, OTTO shall act with respect to all matters hereunder through its managers.

6.3 SBI Representative. Except as may be herein more specifically provided, SBI shall act with respect to all matters hereunder through its President.

6.4 Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

If to OTTO:	Sandy Hui Flat A, 1/F., Hang Fat Industrial Building 550-556 Castle Park Road, Lai Chi Kok Kowloon, Hong Kong Telephone: (852) 27319101 Telefax: (852) 27225014

If to SBI:	Chiu Chan or Philip Chan 10304 I-10 East, Suite 369 Houston, Texas 77029 Telephone: (713) 378-2000 Telefax: (713) 378-3155

or to such other address, or to the attention of such other person or officer, as either party may by written notice designate.

6.5 Governing Law. This Agreement has been executed and delivered in, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Venue for any legal actions hereunder shall be in the State district courts of Harris County, Texas.

6.6 Assignment. This Agreement may not be assigned by any party hereto.

6.7 Waiver of Breach. The waiver by either party of any condition or covenant, or of any breach or violation of any provision of this Agreement shall not operate as, or to be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

6.8 Enforcement. In the event either party resort to legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover costs of such action so incurred, including, without limitation, reasonable attorney’s fees.

6.9 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

6.10 Additional Assurance. Except as may be herein specifically provided to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting party may deem necessary to effectuate this Agreement.

6.11 Consents, Approvals, and Exercise of Discretion. Except as may be herein specifically provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed, and such discretion shall be reasonably exercised.

6.12 Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party’s employees, or any other similar cause beyond the reasonable control of either party.

6.13 Severability. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall not affect the remainder of this agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

6.14 Divisions and Readings. The division of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith are solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

6.15 Amendments and Agreement Execution. This Agreement and amendments hereto shall be in writing and executed in multiple copies by the duly authorized officers of OTTO and SBI. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

6.16 Entire Agreement. This Agreement supersedes all previous contracts and amendments and constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. Neither party shall be entitled to benefits other than those specified herein. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s). The parties specifically acknowledged that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others.

6.17 Specific Performance. Each party acknowledges that a remedy at law for any breach or attempted breach of the provisions of this Agreement will be inadequate, and agrees that each party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach.

6.18 Successors Bound. Subject to the provisions of Section 7.5, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal legal representatives, and assigns.

6.19 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “this Agreement,” “this instrument,” “herein,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to a particular article, section, paragraph, or other subdivision of this Agreement. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and the plural.

6.20 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

6.21 Public Disclosure. The parties hereto agree that any disclosure or press release about the transactions contemplated by this Agreement may only be made in the manner and at the time mutually determined by the Purchaser and the Seller.

6.22 Time. Time is of the essence hereof. If the time for performance of any obligations set forth in this Agreement falls on Saturday, Sunday, or legal holiday, compliance with such obligation on the next business day following such Saturday, Sunday or legal holiday shall be deemed acceptable. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday, or legal holiday in Texas.

6.23 Attorney’s Fees. In the event of any action at law or in equity between the parties hereto to enforce any provision or right hereunder or in any way related hereto or arising herefrom, the unsuccessful party in such litigation covenants and agrees to pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred therein by such successful party. If such successful party shall recover judgment in any such action or proceeding, such costs and expenses shall be included as part of such judgment.

6.24 Language. The language of this Agreement shall be construed as a whole and in accordance with the fair meaning of the language used. The language of this Agreement shall not be strictly construed for or against either of the parties hereto based upon who drafted or was principally responsible for drafting the Agreement or any specific term or condition hereof. This Agreement shall be deemed to have been drafted by each party hereto, and no party may urge otherwise.

6.25 Knowledge. Any representation, warranty or covenant herein which is limited to a party’s “knowledge” is made with the understanding that such party has examined whatever sources of information that are reasonably accessible to such party in order to verify the truth and accuracy of such representation, warranty or covenant.

6.26 Other Documents. The parties agree to execute all other documents or instruments necessary to effect the transfers of property set forth herein and otherwise to implement the provisions of this Agreement.

IN WITNESS WHEREOF, OTTO and SBI have executed this Agreement in multiple originals this 25th day of November, 2008.

OTTO:	Otto Regent Limited

	By:	Sandy Hui
Manager

SBI:	SBI

	By:	Chiu Chan
CEO